Exhibit 99.1

Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Carlos Melville 617-897-9384 carlos.melville@columbiathreadneedle.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS 13TH ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, June 20, 2023 — Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its 13th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Fund’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders elected four Directors, Ms. Janet Langford Carrig, whose term will expire at the Fund’s 2025 Annual Meeting of Stockholders, and Mses. Patricia M. Flynn and Catherine James Paglia, and Mr. Brian J. Gallagher, each for a term that will expire at the Fund’s 2026 Annual Meeting of Stockholders and all until their successors are elected and qualify. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the 2023 fiscal year.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

The Fund is not insured by the FDIC, NCUA or any federal agency, is not a deposit or obligation of, or guaranteed by any financial institution, and involves investment risks including possible loss of principal and fluctuation in value.

© 2023 Columbia Management Investment Advisers, LLC. All rights reserved.

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